Exhibit 16.1

October 2, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the “Changes in Registrant’s Certifying Accountant” section included in Item 4.01 on Form 8-K of Radian Group Inc. filed simultaneously herewith and have the following comments:

1.	We agree with the statements made in the first, second and fourth sentences of the first paragraph, and the third, fourth, and fifth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the third sentence of the first paragraph and the second paragraph.

Yours truly,

/s/ Deloitte & Touche LLP